EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-3 of our reports dated September 9, 2005, relating to the consolidated financial statements and financial statement schedule of Symmetricom, Inc. and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Symmetricom, Inc. for the year ended June 30, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Jose, California
November 29, 2005